Exhibit 8.1

Thacher Proffitt & Wood LLP 1700 Pennsylvania Avenue, N.W. Suite 800 Washington, DC 20006 (202) 347-8400 Fax: (202) 626-1930 www.tpw.com

February 7, 2007

CMS Bancorp, Inc.

Community Mutual Savings Bank

123 Main Street

Suite 750

White Plains, NY 10601

Ladies and Gentlemen:

You have asked our opinion regarding certain federal tax consequences of (i) the proposed charter conversion of Community Mutual Savings Bank, a New York State-chartered mutual savings bank (“Community Mutual”), to a federal mutual savings bank (the “Mutual Conversion”); (ii) the proposed conversion of the federal mutual savings bank to a federal stock savings bank (the “Stock Conversion”); (iii) the purchase of all of the shares of the federal stock savings bank’s common stock by CMS Bancorp, Inc., a Delaware corporation (“CMS Bancorp”) and (iv) the sale by CMS Bancorp of up to 1,725,000 shares of its common stock, par value $0.01 per share (the “Common Stock”) to Community Mutual’s Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans, Supplemental Eligible Account Holders and Other Members, and to certain parties, pursuant to the Plan of Conversion and Stock Issuance of Community Mutual Savings Bank adopted by the Board of Trustees on November 16, 2006 (the “Plan of Conversion”). These and related transactions are described in the Plan of Conversion and in the prospectus included in CMS Bancorp’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission (the “SEC”) in connection with the offering (the “Prospectus”). We are rendering this opinion pursuant to Section 24 of the Plan of Conversion and filing requirements for applications for conversion to stock form and applications to acquire a savings association as set forth in applicable regulations promulgated by the Office of Thrift Supervision (“OTS”) and the OTS Application Handbook. All capitalized terms used but not defined in this letter shall have the meanings assigned to them in the Plan or Prospectus.

In connection with the opinions expressed below, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction of the Plan of Conversion and of such corporate records of the parties to the Conversion as we have deemed appropriate. We will also rely, without independent verification, upon the factual representations of Community Mutual contained in its letter to us dated the Effective Date. We will have assumed that such representations are true and that the parties to the Plan of Conversion will act in accordance with the Plan of Conversion. In addition, we have made such investigations of law as we have deemed appropriate to form a basis for the opinions expressed below.

The tax opinions set forth below are based upon the existing provisions of applicable law and regulations issued or proposed thereunder, published rulings and releases of applicable agencies or other

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governmental bodies and existing case law, any of which or the effect of any of which could change at any time. Any such changes may be retroactive in application and could modify the legal conclusions upon which such opinions are based. The opinions expressed herein are limited as described below, and we do not express any opinion on any other legal or income tax aspect of the transactions to which this opinion letter relates.

Based on and subject to the foregoing, it is our opinion that for federal income tax purposes, under current law:

(1) Community Mutual’s change in form from a New York mutual savings bank to a federal mutual savings bank will constitute a reorganization under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”), and Community Mutual will not recognize any gain or loss as a result of the Mutual Conversion.

(2) Community Mutual’s change in form from a federal mutual savings bank to a federal stock savings bank will constitute a reorganization under Section 368(a)(1)(F) of the Code, and Community Mutual will not recognize any gain or loss as a result of the Stock Conversion.

(3) No gain or loss will be recognized by Community Mutual or CMS Bancorp upon the purchase of Community Mutual’s capital stock by CMS Bancorp or by CMS Bancorp upon the purchase of shares of Common Stock pursuant to the Plan of Conversion.

(4) No gain or loss will be recognized by Eligible Account Holders or by Supplemental Eligible Account Holders upon the issuance to them of deposit accounts in, and interests in the liquidation account of, Community Mutual after the Mutual Conversion in exchange for their deposit accounts in Community Mutual before the Mutual Conversion.

(5) No gain or loss will be recognized by Eligible Account Holders or by Supplemental Eligible Account Holders upon the issuance to them of deposit accounts in, and interests in the liquidation account of, Community Mutual after the Stock Conversion in exchange for their deposit accounts in Community Mutual before the Stock Conversion.

(6) The tax basis of the depositors’ deposit accounts in Community Mutual immediately after the Mutual Conversion will be the same as the basis of their deposit accounts in Community Mutual immediately prior to the Mutual Conversion.

(7) The tax basis of the depositors’ deposit accounts in Community Mutual immediately after the Stock Conversion will be the same as the basis of their deposit accounts in Community Mutual immediately prior to the Stock Conversion.

(8) The tax basis of each Eligible Account Holder’s and each Supplemental Eligible Account Holder’s interest in the liquidation account of Community Mutual immediately after the Mutual Conversion will be zero.

(9) The tax basis of each Eligible Account Holder’s and each Supplemental Eligible Account Holder’s interest in the liquidation account of Community Mutual immediately after the Stock Conversion will be zero.

(10) It is more likely than not that the fair market value of the nontransferable subscription rights to purchase shares of Common Stock of Community Mutual after the Stock Conversion to be issued to Eligible Account Holders and Supplemental Eligible Account Holders of Community Mutual is

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zero and, accordingly, that no income will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders of Community Mutual upon the issuance to them of subscription rights or upon the exercise of the subscription rights.

(11) It is more likely than not that the tax basis to the holders of shares of Common Stock of Community Mutual after the Stock Conversion purchased in the subscription offering pursuant to the exercise of subscription rights will be the amount paid therefor, and that the holding period for such shares of Common Stock will begin on the date of completion of the subscription offering.

The opinions set forth in (10) and (11) above are based on the position that the subscription rights do not have any market value at the time of distribution or at the time they are exercised. Although the Internal Revenue Service (“IRS”) will not issue rulings on whether subscription rights have a market value, we are unaware of any instance in which the IRS has taken the position that nontransferable subscription rights issued by a converting financial institution have a market value. We understand that the subscription rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase Common Stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of such common stock. Based on the foregoing, we believe that it is more likely than not (i.e., there is a more than a 50% likelihood) that the subscription rights have no market value for federal income tax purposes.

Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Conversion or of any transaction related thereto or contemplated by the Plan. This opinion is given solely for the benefit of CMS Bancorp; Community Mutual; Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans and Supplemental Eligible Account Holders who receive Subscription Rights; and any Person who purchases Common Stock in the Community Offering or the Syndicated Community Offering, and may not be relied upon by any other party or entity or otherwise referred to in any document without our express written consent. We consent to the filing of this opinion as an exhibit to the Forms AC and H-(e)1-S filed with the OTS and as an exhibit to the Registration Statement on Form SB-2 filed by CMS Bancorp, Inc. with the SEC in connection with the Conversion, and to the reference thereto in the Prospectus, included in the Registration Statement on Form SB-2, under the headings “The Conversion And The Offering – Tax Aspects” and “Legal And Tax Opinions.”

Very truly yours,

/s/ Thacher Proffitt & Wood LLP